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                                                                    Exhibit-4.20

                                 KAZUHIRO ASANO
               3-10-22, Kitakokubu, Ichikawa-Shi, Chiba-ken, Japan

12 May 2005

Nam Tai Electronic & Electrical
Products Limited (the "Company")
15th Floor, China Merchants Tower,
Shun Tak Centre,
168-200 Connaught Road Central,
Hong Kong

Attn: Ms. Karene Wong, Chairman

Dear Sirs,

SUPPLEMENT LETTER REGARDING SERVICE -
NAMTEK SOFTWARE DEVELOPMENT COMPANY LIMITED
("NAMTEK", TOGETHER WITH ITS SUBSIDIARIES, THE "NAMTEK GROUP")

1. I refer to the agreement relating to the sale and purchase of the entire issued share capital of Namtek dated 8 April 2005 between Nam Tai Electronics, Inc. and Asano Company Ltd. (as vendors) (the "VENDORS"), the Company (as purchaser) and the Vendors, Liu Xue Qing and myself (as warrantors) (the "AGREEMENT"). Unless redefined herein, terms used in this letter have the same meanings as defined in the Agreement.

2. As one of the conditions to Completion under Clause 2.01(c) of the Agreement and in consideration of the Company entering into the Agreement, I hereby unconditionally and irrevocably undertake with the Company in terms as set out in the Schedule to this letter.

3. Clause 8 (Announcements), Clause 10 (Further Assurance) and Clause 12 (Notices) of the Agreement (mutatis mutandis) shall be incorporated in and be deemed to be part of this letter.

4. I hereby confirm that this letter is entered into on a fair and equitable basis and voluntarily by myself in reliance of my own judgement and knowledge.

5. This letter shall be governed by and construed in accordance with the laws of Hong Kong. I hereby submit to the exclusive jurisdiction of the courts of Hong Kong as regards any claim or matter arising under this letter.

6. I hereby appoint Nam Tai Group Management Limited of 15th Floor China Merchants Tower, Shun Tak Centre, 168-200 Connaught Road Central, Hong Kong (or such other person, being resident or incorporated in Hong Kong, as I may by notice to the Company substitute) to accept service of all legal process arising out of or connected with this letter and service on Nam Tai Group Management Limited (or such substitute) shall be deemed to be service on myself.

Yours faithfully,
SIGNED SEALED and DELIVERED by  )
KAZUHIRO ASANO                  )
in the presence of:             )
                                )

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                                    SCHEDULE

                                  UNDERTAKINGS

1.   TERMINATION OF EMPLOYMENT WITH NAMTEK GROUP

1.01 I undertake with the Company that I will use my best endeavour to remain employed by a company within the Group or Namtek Group ("MY EMPLOYER", and such employment, "MY EMPLOYMENT"). If I terminate My Employment or My Employment is terminated for any reason other than those set out in paragraph 1.02 below (each a "TERMINATION EVENT") at any time before the third anniversary of the Completion Date, I shall pay to the Company, and the Company shall be entitled to recover from me, within 7 days from the date of the Termination Event, by way of liquidated damages, a compensation equal to my then income immediately preceding the termination of My Employment for the period commencing on the date of the Termination Event to the third anniversary of the Completion Date less any payment in lieu of notice which I have paid under My Employment ("COMPENSATION"). I acknowledge and agree that:

     (a) the Compensation is a genuine pre-estimate of the loss that would be suffered by the Company as a result of the termination of My Employment on the date of the Termination Event, and is not a penalty; and

     (b) the Company's right under this paragraph 1.01 to receive the Compensation is in addition to and without derogation from any rights that the Company may have against me at common law or in equity, which the Company reserves without limitation, including rights to seek injunctive relief or further damages.

1.02 Without prejudice to any other rights powers or remedies available to the Company under the Agreement or this letter or to My Employer and to the extent permitted by law, I shall not be required to pay to the Company the Compensation if My Employment is terminated (a) by reason of death, or (b) by reason of Ill Health, or (c) by My Employer in breach of the terms of My Employment, or (d) by My Employer (other than a termination without notice for cause). For the purpose of this paragraph 1.02,

     (i) "ILL HEALTH" means such state of incapacity certified by a Registered Medical Practitioner that I am permanently unfit to perform the kind of work that I am performing under My Employment; and

     (ii) "REGISTERED MEDICAL PRACTITIONER" means any medical practitioner registered under the Medical Registration Ordinance (Cap. 161 of the laws of Hong Kong), or otherwise authorised and entitled to practise Western medicine in Japan in accordance with the laws of Japan.

2.   CONFIDENTIALITY UNDERTAKING

2.01 I shall neither during My Employment (except in the proper performance of my duties) nor at any time (without limit) after the termination of My Employment (howsoever the same is determined and whether in breach of contract or otherwise):

     (a) divulge or communicate to any person, firm, company, business entity or other organisation;

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     (b)  use for my own purposes or for any purposes other than those of any company in the Group or Namtek Group; or

     (c) through any failure to exercise due care and diligence, cause any unauthorised disclosure of any Confidential Information relating to NTE Inc. or any of its subsidiaries ("NAM TAI GROUP", which includes the Group and Namtek Group).

2.02 "CONFIDENTIAL INFORMATION" shall include, in relation to the Company and/or Nam Tai Group:

     (a)  all business confidential and/or secret information,

     (b)  all technical information and rights,

     (c)  trade secrets,

     (d)  confidential operations and processes,

     (e)  dealings with customers or suppliers,

     (f)  inventions, designs, copyrights, know-how, formulae, product lines,

     (g)  marketing plans and sales forecasts,

     (h)  financial information results and forecasts and research activities,

     (i) details of employees and officers and of the remuneration and other benefits paid to them,

     (j)  any other information concerning Nam Tai Group,

     (k) information relating to the Company's and/or Nam Tai Group's business, finance, transactions, trade connections, suppliers, customers, agents, distributors and their terms of business or requirements,

     (l) any information which has been given to any member of Nam Tai Group in confidence by any customer, supplier or other person, whether written or non-written,

     but shall not include information that:

     (m) was rightfully in my possession and not subject to an obligation of confidentiality on me before the negotiations leading to the commencement of My Employment, or

     (n) is or, after the date of the letter to which this Schedule is appended, becomes available in the public domain (other than as a result of a breach of the letter or this Schedule).

2.03 All notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, codes, designs and drawings and other documents and material whatsoever (whether made or

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     created by me or otherwise) relating to the business of any member of Nam
     Tai Group (and any copies of the same):

     (a) shall be and remain the property of the relevant company in Nam Tai Group; and

     (b) shall be handed over by myself to the relevant company in Nam Tai Group on demand and in any event on the termination of My Employment.

2.04 Without prejudice to paragraph 2.05, if I fail to comply with any provision of this paragraph 2, I shall indemnify the Company of all losses costs and expenses incurred by the Company in relation to its investment in Namtek Group or otherwise by Nam Tai Group as a result of a breach of my undertaking under this paragraph 2. Such indemnity payment shall in any event be made not more than 7 days after the date on which the Company notifies me of the amount of its costs and expenses to be reimbursed by me hereunder. I acknowledge and agree that:

     (a) any written notice from the Company from time to time specifying the indemnity payment under this paragraph 2.04 shall be final, conclusive and binding on me in the absence of manifest error;

     (b) to the extent not prohibited by law, the Company may deduct from any sums payable to me by the Company (howsoever due or payable) any part of the indemnity payment under this paragraph 2.04 at that time due and owing by me to the Company;

     I also acknowledge and undertake that I shall immediately indemnify the Company against any loss, cost, damage or expense (including any legal fees) that the Company may incur as a result of my failure to comply with any aspect of this paragraph 2.04.

2.05 I acknowledge that monetary damages would not be an adequate remedy for the Company for breach by myself of my undertakings under this paragraph. I agree that the Company shall be entitled to specific performance of my obligations in this paragraph and to injunctive and other equitable relief in addition to any other remedy to which it may be entitled at law or in equity.

3.   NON-COMPETITION AND NON-SOLICITATION UNDERTAKINGS

3.01 I acknowledge that:

     (1) in the course of My Employment, I will or may have dealings with clients and fellow employees over whom I may develop a degree of influence;

     (2) the Nam Tai Group invests a considerable amount of time, energy and money in training its employees and that those employees and the general stability of the workforce form an important part of the goodwill of the Nam Tai Group;

     (3) in the course of My Employment, I will have access to and be entrusted with confidential information in respect of the Nam Tai Group, its clients and their respective business.

     In order to safeguard the Nam Tai Group's clientele, goodwill and name and to protect the Nam Tak Group's legitimate proprietary interests, I covenant that I will not without the prior written consent of the Company (such consent to be withheld only in so far as

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     may be reasonably necessary to protect the legitimate interests of the Nam
     Tai Group) during the currency of My Employment and for a period of 6 months after the termination of My Employment for whatever reason (other than a termination by the Company in breach of the terms of My Employment):

     (a) be engaged or interested (whether as a director, shareholder, principal, consultant, agent, partner or employee) in any business concern (of whatever kind) which shall in Hong Kong PRC and Japan be in competition with any company in the Nam Tai Group in the provision of services or the manufacture, sale or supply of goods, being services or goods of a kind with which I was concerned to a material extent during the period of 12 months prior to the termination of My Employment, provided always that nothing in this paragraph 3.01 shall restrain me from engaging or being interested as aforesaid in any such business concern in so far as my duties or work relate principally to services or goods of a kind with which I was not concerned during the period of 12 months prior to the termination of My Employment;

     (b) either on my own behalf or on behalf of any other person, firm, company or organisation in respect of any services of a kind provided or any goods of a kind manufactured sold or supplied by any company in the Nam Tai Group in respect of the provision or sale or supply of which I may have been engaged during My Employment:

          (i) canvass, solicit or approach or cause to be canvassed, solicited or approached for orders or with a view to providing services thereto; or

          (ii) directly or indirectly deal with any person, firm, company or organisation who at the date of the termination of My Employment or within 12 months prior to such date is or was a client or customer of any company in the Nam Tai Group or was in the habit of dealing under contract with any company in the Nam Tai Group or in the process of negotiating with any company in the Nam Tai Group and with whom or which I had dealings during the said period; or

          (iii) interfere or seek to interfere with the continuance of supplies to any company in the Nam Tai Group (or the terms relating to such supplies) from any suppliers who have been supplying goods, materials or services to any company in the Nam Tai Group at any time during the last 12 months of My Employment and with whom or which I had dealings during the said period; and

     (c) either on my own behalf or on behalf of any other person, firm, company or organisation:

          (i) directly or indirectly solicit or entice or endeavour to solicit or entice away from any company in the Nam Tai Group any director, employee or executive of managerial status engaged in its or their business and with whom I had dealings at any time during the last 12 months of My Employment; or

          (ii) directly or indirectly solicit or entice or endeavour to solicit or entice away from any company in the Nam Tai Group any person employed or engaged by it who by reason of such employment or engagement is or is reasonably likely to be in possession of any confidential information or trade secrets relating to the business of any company in

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               the Nam Tai Group or the business of the customers of any company in the Nam Tai Group and with whom I had dealings at any time during the last 12 months of My Employment.

3.02 While the restrictions contained in paragraphs 2 and 3 (on which I have had the opportunity to take independent advice) are considered by the Company and myself to be reasonable in all the circumstances, it is agreed that if any such restrictions, by themselves or taken together, shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company or any other company in Nam Tai Group but would be adjudged reasonable if part or parts of the wording thereof were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.

4.   INVENTIONS AND OTHER INTELLECTUAL PROPERTY RIGHTS

4.01 In connection with any inventions or other intellectual property made or created by myself in the course of my duties under My Employment, I agree and acknowledge that I have a special responsibility to further the interests of Nam Tai Group.

4.02 Any invention or improvement or design made or process or information discovered or copyright work or trade mark or trade name or get-up created by myself during the course of My Employment (whether capable of being patented or registered or not and whether or not made or discovered in the course of My Employment) in conjunction with or in any way affecting or relating to the business of any member of Nam Tai Group or capable of being used or adapted for use therein or in connection therewith shall irrespective of any termination of my employment forthwith be disclosed to the Company and shall belong to and be the absolute property of such member of Nam Tai Group as the Company may direct.

4.03 I, if and whenever required so to do by the Company, shall at the expense of a member of Nam Tai Group, apply or join with such company in applying for letters patent or other protection or registration for any such invention, improvement, design, process, information, work, trade mark, trade name or get-up as aforesaid which belongs to such company and shall at the expense of such company execute and do all instruments and things necessary for vesting the said letters patent or other protection or registration when obtained and all rights, title and interest to and in the same in such company absolutely and as sole beneficial owner or in such other person as the Company may specify.

4.04 I hereby irrevocably appoint the Company to be my attorney in my name and on my behalf to execute and do any such instrument or thing and generally to use my name for the purpose of giving to the Company the full benefit of this paragraph and in favour of any third party a certificate in writing signed by any director or by the secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

5.   GENERAL

5.01 I shall abide by the provisions of the employee's handbook (or its equivalents), policies and guidelines issued and modified by Nam Tai Group (including the Group and Namtek Group) from time to time.

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5.02 Paragraphs 2, 3 and 4 above and this paragraph 5.02 and paragraph 5.03 shall survive the termination of My Employment.

5.03 If any clause in this letter is adjudged to be void but would be enforceable if part or parts of the wording thereof were deleted, the relevant clause shall be adjusted accordingly to the extent necessary to make it valid and enforceable.